Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-69165, 333-81593, 333-90815, 333-37252, 333-42340, 333-47874, 333-58420, and 333-58422 on Form S-8 and Registration Statement Nos. 333-86313 and 333-58048 on Form S-3 of InfoSpace, Inc. of our report dated March 2, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, on January 1, 2002, and the adoption of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, on January 1, 2001, as discussed in Note 1 to the consolidated financial statements), appearing in this Annual Report on Form 10-K of InfoSpace, Inc. for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Seattle, Washington

March 8, 2004